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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 19, 2005 - May 18, 2005
(Date of Report—Date of earliest event reported)

KERR-McGEE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	1-16619 (Commission File Number)	73-1612389 (IRS Employer Identification No.)
Kerr-McGee Center Oklahoma City, Oklahoma (Address of principal executive offices)		73125 (Zip Code)
(405) 270-1313 (Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

        On May 18, 2005, Kerr-McGee Corporation (the "Company") entered into a Credit Agreement (the "Credit Agreement"), among the Company, JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent and The Royal Bank of Scotland PLC, ABN Amro Bank N.V., Bank of America, N.A., Calyon New York Branch and Citicorp North America, Inc. as Documentation Agents and the several lenders from time to time parties thereto, which will be used to finance the Company's pending equity tender offer, to repay certain existing indebtedness, to pay related fees and expenses and for ongoing working capital needs. The Credit Agreement consists of a $2 billion two-year term loan, a $2.25 billion six-year term loan and a $1.25 billion five-year revolving credit facility. Interest on borrowings under the Credit Agreement is payable, at the Company's option, at an alternate base rate, or at the London Interbank Offered Rate ("LIBOR"), plus a margin. The initial margin above LIBOR for borrowings under the Credit Agreement will be 225 basis points for the two-year term loan and the revolving credit facility and 250 basis points for the six-year term loan.

        The terms of the Credit Agreement provide for customary representations and warranties, negative and affirmative covenants (including certain financial covenants), and events of default. The lenders may declare any outstanding obligations under the Credit Agreement immediately due and payable upon the occurrence, and during the continuance of, an event of default. In addition, the amount of any outstanding obligations under the Credit Agreement will be immediately due and payable in the event that the Company becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law. The Credit Agreement also requires the term loans to be prepaid under certain circumstances with amounts determined by reference to excess cash flow and the proceeds from asset sales, issuances of debt and issuances of equity.

        The Credit Agreement is secured by a substantial portion of the Company's and its domestic subsidiaries' oil and gas properties, capital stock of certain subsidiaries and other real and personal properties, excluding assets relating to the Company's chemical business. The collateral securing the Credit Agreement will also secure the Company's existing public bonds equally and ratably, to the extent required by the applicable bond indentures.

        The Company maintains ordinary banking and investment banking relationships with the lenders under the Credit Agreement. In addition, the Company retained JPMorgan and Lehman Brothers as dealer managers for the pending equity tender offer.

        The description of the provisions of the Credit Agreement set forth above is qualified in its entirety by reference to the full and complete terms contained in the Credit Agreement, which is filed as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

        Please refer to Item 1.01.

Item 9.01 Financial Statements and Exhibits.

  (c)
  Exhibits

99.1
Credit Agreement, dated May 18, 2005, by and among Kerr-McGee, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, and certain other Documentation Agents.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KERR-MCGEE CORPORATION
By:	(John M. Rauh) John M. Rauh Vice President and Controller

Dated: May 19, 2005

Exhibit Index

Exhibit No.
99.1	Credit Agreement, dated May 18, 2005, by and among Kerr-McGee, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, and certain other Documentation Agents.

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SIGNATURES
Exhibit Index